Exhibit 16

January 19, 2005

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated January 19, 2005 of Caraustar Industries, Inc. and are in agreement with the statements contained in the first and second sentence of the first paragraph and the first sentence of the second paragraph under the heading (a) and are in agreement with the information contained in the third, fourth and fifth paragraphs under the heading (a). We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP